Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of
Ariel Investment Trust:

We consent to the use of our report incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
January 28, 2011